Exhibit 99.1

Press Release

Media Contact:	Nancy Welsh
319.295.2123
nkwelsh@rockwellcollins.com

Investor Contact:	Dan Crookshank
319.295.7575
investorrelations@rockwellcollins.com

Rockwell Collins reports second quarter fiscal year 2005 financial results; boosts full year sales and earnings per share guidance

•	Quarterly Earnings per share improve 33% to 52 cents

•	Quarterly Sales increase 15% to $829 million

•	Fiscal year 2005 EPS expected in the range of $2.05 to $2.15

•	Fiscal year 2005 sales expected in the range of $3.35 billion to $3.40 billion

CEDAR RAPIDS, Iowa (April 27, 2005) – Rockwell Collins, Inc. (NYSE: COL) today reported earnings per share for the second quarter of fiscal year 2005 ended March 31, 2005 of 52 cents, an increase of 13 cents, or 33% from the 39 cents reported last year. Net income was 34% higher at $95 million, an increase of $24 million over last year’s second quarter net income. Total segment operating margins for the current year second quarter were 18%, a 200 basis point improvement over the 16% reported for the same period a year ago.

Sales for the fiscal year 2005 second quarter were $829 million, an increase of $110 million, or 15% from the $719 million reported last year. For the first six months of fiscal year 2005, cash flow from operating activities amounted to $200 million, of which $154 million was generated in the second quarter. This compares to $34 million of cash provided by operating activities for the first six months of fiscal year 2004, which included a $125 million use of cash for voluntary contributions made to the company’s qualified pension plans.

Clay Jones, Rockwell Collins Chairman, President and Chief Executive Officer said, “Our long-standing commitment to significant investment in new product development, maintaining a sharp focus on the requirements of our customers, and continuous improvement in operational performance have enabled us to once again deliver outstanding across-the-board financial results.”

Commenting on the company’s outlook for the reminder of the current fiscal year, Jones continued, “Industry market conditions remain strong, particularly in the areas in which our diverse portfolio of military and commercial product and service offerings are positioned. Accordingly, we have raised our full year revenue and earnings expectations,” concluded Jones, noting that the revised guidance calls for a full year earnings growth rate of 26% on projected revenue growth of 15%, based on the mid points of the new guidance ranges.

Following is a discussion of sales and earnings for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance and communications systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, achieved second quarter sales of $426 million, an increase of $49 million, or 13%, compared to the $377 million reported for the same period last year. Higher sales from programs focused on military modernization contributed to the revenue growth.

Sales of defense electronics products and systems increased 21% principally due to higher revenues from electronics systems upgrades for fixed-wing aircraft and U.S. Army, Navy and Special Operations Forces helicopters, U. S. Army helicopter simulator programs, Global Positioning System equipment production programs, and avionics systems for maritime production programs. Defense communications sales were unchanged as increased sales of ARC-210 radios were offset by lower revenues related to certain other legacy communications programs, and Joint Tactical Radio System development program revenues were flat.

Government Systems’ second quarter operating earnings increased to $76 million from the $69 million reported for the same period a year ago due to the higher sales. The current year second quarter operating margin of 17.8% was slightly lower than last year’s 18.3% due to higher incentive compensation costs.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved second quarter sales of $403 million, an increase of $61 million, or 18%, compared to sales of $342 million reported for the same period last year. Continued strong aftermarket activity and increasing demand for new business jet and air transport aircraft fueled the revenue growth.

Air transport aviation electronics sales increased 11% due to higher retrofit and service and support activity coupled with increased sales to airlines and original equipment manufacturers (OEMs) in support of higher air transport aircraft production rates. Business and regional aviation electronics sales increased 27% as significantly higher business jet OEM sales and aftermarket revenues, particularly related to retrofit and modification program activities, more than outweighed the impact of anticipated lower sales to regional jet OEMs.

Commercial Systems’ second quarter operating earnings increased 59% to $73 million, or an operating margin of 18.1%, compared to $46 million, or an operating margin of 13.5% for the same period last year. The combination of the increased sales volume, including higher margin aftermarket revenues, and the continuing impact of cost containment and operational efficiency initiatives more than offset higher research and development and incentive compensation costs.

Financial Highlights:

During the second quarter of fiscal year 2005, the company repurchased 1.7 million shares of its common stock at a total cost of $79 million.

On April 15, 2005 the company’s Board of Directors authorized the repurchase of $400 million of company common stock; raising the total amount of share repurchases authorized by the company’s Board since the inception of the program in December 2001 to $1 billion. The strength of the company’s balance sheet and operating cash flow allows the company to utilize this flexible method of providing additional value to shareowners while continuing to execute on its growth strategies.

Including this additional authorization, total authorized share repurchases remaining available beyond the end of the second quarter stand at $458 million.

Fiscal Year 2005 Outlook

Considering the company’s strong fiscal year 2005 first half performance, the prevailing strength of our core government and commercial markets, and the acquisition of TELDIX GmbH, the company now anticipates fiscal year 2005 sales to be in the range of $3.35 billion to

$3.40 billion; an increase of $75 million to $100 million from our previous sales guidance range. The company also raised its earnings per share guidance range by 5 cents and is now anticipating earnings per share will be in the range of $2.05 to $2.15. Cash provided from operating activities is expected to be between $450 million and $500 million, unchanged from the company’s previous guidance.

Government Systems revenues are now expected to grow in the range of 15% to 17% (previously 10% to 12%) from fiscal year 2004 and represent approximately 53% of total company sales. Revenues from TELDIX are expected to contribute approximately $45 million, or 3% of the Government Systems revenue growth. Commercial Systems revenues are now anticipated to increase in the range of 13% to 15% (previously 11% to 13%) from fiscal year 2004 and represent about 47% of the total.

Government Systems segment operating margin is still projected to approximate 18% for the full 2005 fiscal year, despite the impact of initially lower margin revenues from TELDIX. Commercial Systems segment operating margin is also projected to be approximately 18% for the full year.

Business Highlights:

Rockwell Collins completes TELDIX acquisition: At the end of the second quarter, Rockwell Collins broadened its European presence by completing the acquisition of Heidelberg, Germany based TELDIX GmbH. With more than 40 years of engineering and manufacturing experience, TELDIX supplies a broad portfolio of complex military aircraft computer products, advanced mechanical space mechanisms and related support services to major prime contractors throughout Europe. TELDIX has leading positions on major European programs such as the Eurofighter Typhoon, the multi-role combat fighter Tornado, and the NH90 and Tiger helicopters.

Data Link Solutions (DLS) awarded contract for MIDS JTRS: DLS, a joint venture company owned by Rockwell Collins and BAE SYSTEMS, received an $82 million not-to-exceed contract for a product improvement program for the migration of the Multifunctional Information Distribution System (MIDS) to a Joint Tactical Radio System (JTRS) software communications compliant architecture. The improved product, called MIDS JTRS, is scheduled to be completed within 29 months and will represent the next generation of MIDS products. By using software applications for expanded capability, the MIDS JTRS terminal enables enhanced operational effectiveness without consuming additional space, weight or power.

Northrop Grumman selects Rockwell Collins for E-8C aircraft avionics upgrade: Rockwell Collins was awarded a $50 million contract to provide avionics upgrades for 18 E-8C Joint STARS aircraft. The upgrades will enable the aircraft to meet Communication, Navigation, Surveillance/Air Traffic Management (CNS/ATM) requirements and provides an open system avionics architecture, including Rockwell Collins’ new Flight Information Management System implementing electronic flight bag technologies. This new system will provide pilots with maintenance data recorder functionality and enable growth to moving maps, electronic charts, real-time graphical weather, live video feeds via data link as well as aircraft management applications.

Airlines continue selection of Rockwell Collins avionics equipment: Rockwell Collins was selected by Air Asia, Air Berlin, Air China Cargo, Air Sahara, and Hainan Airlines to provide avionics equipment on a total of 129 Airbus and Boeing aircraft, with options for provisioning equipment on 95 additional aircraft. Deliveries of equipment are expected to commence this year for each of these airlines. Equipment selections included the company’s advanced GLU-920 Multi-Mode Receiver and the fully automatic WRX-2100 MultiScan Weather Radar. These products provide the airlines with enhanced operational efficiency, safety and passenger comfort through reducing pilot work load and increasing pilot situational awareness.

Rockwell Collins’ Flight Dynamics Head-Up Guidance System (HGS®) 4000 selected by All Nippon Airways and Southwest Airlines: The Flight Dynamics HGS®-4000 was selected by All Nippon Airways for installation on its fleet of 45 new Boeing 737-700 aircraft with deliveries beginning in late 2005 and by Southwest Airlines for installation on all future deliveries of Boeing 737-700 aircraft. HGS presents critical flight information in the pilot’s forward field of view enhancing situational awareness, improving energy management and increasing touchdown precision. New features of the HGS®-4000 include runway remaining, tailstrike avoidance and unusual attitude recovery as well as providing a platform for new technologies, such as enhanced vision and surface guidance, which will further improve safety of operations.

Rockwell Collins delivers eFlight information management solution to easyJet: Rockwell Collins and easyJet signed an agreement to develop a fleet-wide electronic flight bag (EFB) and supporting software solution for easyJet’s fleet of 54 Boeing 737 aircraft, using Rockwell Collins eFlight™ information management program. Rockwell Collins will supply Civil Aviation Authority Class 2 EFB functionality for easyJet’s aircraft as well as a ground-based server and integration. This EFB solution moves easyJet towards a paperless cockpit and is designed to increase the airline’s operational efficiency.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on April 27, 2005. Individuals may listen to the call on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through May 25, 2005.

Rockwell Collins is a leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. Additional information is available at www.rockwellcollins.com.

This press release contains forward-looking statements, including certain projections and assumptions, that Rockwell Collins believes to be within the definition of forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Statements in the future tense and all statements accompanied by terms such as “believe”, “project”, “will”, “expect”, “anticipate”, and variations thereof are intended to be qualified by this cautionary statement and to be subject to the safe harbor protection of the federal securities laws. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy, the continued recovery of the commercial aerospace industry and the continued strength of the military communications and electronics industry; domestic and foreign government spending, budgetary and trade policies; market acceptance of new and existing products and services; performance of our products and services; potential cancellation or termination of contracts, delay of orders or changes in procurement practices or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant and prolonged disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; favorable outcomes of certain customer procurements, congressional approvals and regulatory mandates; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company expressly disclaims any duty to update any forward-looking statement contained in this press release even if new data becomes available or estimates change after the date of this release.

ROCKWELL COLLINS, INC.

SEGMENT SALES AND EARNINGS INFORMATION

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended March 31		Six Months Ended March 31
	2005	2004	2005	2004
Sales
Government Systems	$426	$377	$816	$688
Commercial Systems	403	342	776	659

Total sales	$829	$719	$1,592	$1,347

Segment operating earnings
Government Systems	$76	$69	$146	$132
Commercial Systems	73	46	145	88

Total segment operating earnings	149	115	291	220

Interest expense	(2)	(2)	(5)	(4)
Earnings (loss) from corporate-level equity affiliate	(1)	1	—	1
General corporate, net (1)	(13)	(12)	(24)	(18)

Income before income taxes	133	102	262	199

Income tax provision	(38)	(31)	(77)	(60)

Net income	$95	$71	$185	$139

Diluted earnings per share	$0.52	$0.39	$1.02	$0.77

Average diluted shares outstanding	182.0	181.1	181.3	180.2
(1) General corporate, net for the six months ended March 31, 2004 includes a gain of $5 million ($3 million after tax) related to favorable settlements of insurance matters.

The following table summarizes sales by product category for the three and six months ended March 31, 2005 and 2004 (unaudited, in millions):

	Three Months Ended March 31		Six Months Ended March 31
	2005	2004	2005	2004
Defense electronics	$287	$238	$553	$431
Defense communications	139	139	263	257
Air transport aviation electronics	222	200	424	384
Business and regional aviation electronics	181	142	352	275

Total	$829	$719	$1,592	$1,347

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	March 31, 2005	September 30, 2004
Assets
Cash	$256	$196
Receivables	662	616
Inventories	693	650
Current deferred income taxes	165	165
Income taxes receivable	10	10
Other current assets	41	26

Total current assets	1,827	1,663

Property	440	418
Goodwill and intangible assets	593	550
Other assets	242	243

Total assets	$3,102	$2,874

Liabilities and shareowners’ equity
Accounts payable	$234	$240
Compensation and benefits	224	235
Income taxes payable	24	18
Product warranty costs	161	154
Other current liabilities	352	317

Total current liabilities	995	964

Long-term debt	199	201
Retirement benefits	552	521
Other liabilities	54	55
Shareowners’ equity	1,302	1,133

Total liabilities and shareowners’ equity	$3,102	$2,874

ROCKWELL COLLINS, INC.

CONDENSED CASH FLOW INFORMATION

(Unaudited)

(in millions)

	Six Months Ended March 31
	2005	2004
Operating Activities

Net income	$185	$139
Adjustments to arrive at cash provided by operating activities:
Depreciation	43	46
Amortization of intangible assets	9	9
Pension plan contributions	(4)	(128)
Compensation and benefits paid in common stock	31	27
Deferred income taxes	8	22
Tax benefit from the exercise of stock options	25	5
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(31)	2
Inventories	(16)	(54)
Accounts payable	(2)	(18)
Income taxes	4	29
Compensation and benefits	(19)	(15)
Other assets and liabilities	(33)	(30)

Cash Provided by Operating Activities	200	34

Investing Activities

Acquisition of businesses, net of cash acquired	(18)	(126)
Property additions	(42)	(32)
Proceeds from the disposition of property	2	1
Acquisition of intangible assets	(7)	(11)

Cash Used for Investing Activities	(65)	(168)

Financing Activities

Net proceeds from issuance of long-term debt	—	198
Net increase in short-term borrowings	—	24
Purchases of treasury stock	(106)	(73)
Cash dividends	(43)	(32)
Proceeds from exercise of stock options	71	22

Cash (Used for) Provided by Financing Activities	(78)	139

Effect of exchange rate changes on cash	3	(4)

Net Change in Cash	60	1
Cash at Beginning of Period	196	66

Cash at End of Period	$256	$67

Certain prior year amounts have been reclassified to conform to the current year presentation.